UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2018

MONITRONICS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Texas	333-110025	74-2719343
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

1990 Wittington Place
Farmers Branch, Texas 75234
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (972) 243-7443

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

On February 26, 2018, Monitronics International, Inc. (“MONI”), a wholly owned subsidiary of Ascent Capital Group, Inc. (“Ascent”), issued a press release, attached hereto as Exhibit 99.1, announcing the entry into an exclusive, long-term, trademark licensing agreement with The Brink’s Company, which will result in a complete rebranding of MONI and LiveWatch Security LLC, a wholly-owned subsidiary of MONI, as BRINKS Home Security.

Under the terms of the agreement, MONI will have exclusive use of the BRINKS and BRINKS Home Security trademarks related to the residential smart home and home security categories in the U.S and Canada. MONI will pay Brink’s customary licensing fees and minimum and growth-based royalties that will increase overtime as the BRINKS Home Security brand is reintroduced. MONI expects to pay first-year royalties of approximately $5 million. The agreement provides for an initial term of seven years and, subject to certain conditions, allows for subsequent renewal periods whereby MONI can extend the agreement beyond 20 years.
This Item 7.01 and the press release attached hereto are being furnished to the Securities and Exchange Commission in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed “filed” for any purpose.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Monitronics International, Inc. and The Brink's Company on February 26, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 26, 2018

MONITRONICS INTERNATIONAL, INC.

By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President and Secretary

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